UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 17, 2005

Black Box Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-18706	95-3086563
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

1000 Park Drive
Lawrence, Pennsylvania		15055
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (724) 746-5500

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

     On February 17, 2005, Black Box Corporation of Pennsylvania (“BBCPA”) and Norstan, Inc. (together with BBCPA, the “Borrowers”), each direct or indirect subsidiaries of Black Box Corporation (“Parent”), Parent and certain subsidiaries owned, directly or indirectly, by Parent (collectively, with Parent, the “Guarantors” and, together with the Borrowers, the “Loan Parties”) entered into the First Amendment (the “Amendment”) to the Second Amended and Restated Credit Agreement (as amended, the “Credit Agreement”) with Citizens Bank of Pennsylvania, as administrative agent (“Agent”), and certain other lender parties (together with the Agent, the “Lenders”).

     As a result of the Amendment, the Loan Parties are no longer required to obtain the consent of the Lenders to purchase or repurchase up to $20,000,000 of Parent capital stock from January 24, 2005 through and including July 24, 2005, provided there is no default under the Credit Agreement and subject to compliance with a leverage ratio. Purchases or repurchases of Parent capital stock in excess of $20,000,000 through July 24, 2005 are subject to the consent of a majority of the Lenders, which consent may not be unreasonably withheld. After July 24, 2005, purchases or repurchases of Parent capital stock may be made provided there is no default under the Credit Agreement and subject to compliance with the leverage ratio.

     The foregoing description of the Amendment is qualified in its entirety by the full text of the Amendment filed as Exhibit 10.1 hereto.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

     (a) The information set forth above under Item 1.01 is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

     (c) Exhibits. The following exhibits are being filed in accordance with Item 601 of Regulation S-K:

Exhibit No.	Description

10.1	First Amendment to the Second Amended and Restated Credit Agreement, dated as of February 17, 2005, by and among Black Box Corporation of Pennsylvania and Norstan, Inc., as Borrowers, the Guarantors parties thereto, the Lenders parties thereto and Citizens Bank of Pennsylvania.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Black Box Corporation

Date: February 23, 2005	By: /s/ Michael McAndrew Michael McAndrew Chief Financial Officer